Launch of Acai Granola and Organic Gluten Free Cereal Fast Tracked; Company Cancels 5,000,000 Shares Of Common Stock

Thursday August 11, 3:55 pm ET

NEW YORK, Aug. 11, 2005 (PRIMEZONE) -- Vitasti, Inc. (OTC BB:VITS.OB - News) (the ``Company'') announces that it has cancelled certificates of common stock totaling 5 million shares. These shares are being cancelled due to a conversion error at the time of the issuance. This will reduce the issued and outstanding by 5,000,000 shares.

The company further announces that due to the overwhelming response of its Organic Gluten Free Hot Cereal and Acai Granola, the company is in contact with major manufacturers in Canada and the U.S. to produce its products on a massive scale. This will allow the company to fast track its distribution plan internationally.

About Vitasti, Inc.

Vitasti, Inc. is well known in the specialty foods industry for producing and delivering exceptional products and services to its customers. The company meets the needs of consumers who follow specialized diets. The company's focus is to develop or joint venture with developers to produce and distribute leading edge products and services within the health and wellness industry and meet the needs of ailments related to diet and nutrition.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:
Vitasti Inc.
1-866-677-2272
http://www.vitasti.com
email: info@vitasti.com